Exhibit 10.1

July 19, 2018

Dear Dr. Dhillon,

We are pleased to offer you a role as Advisor (“Advisor”) to Arch Therapeutics beginning as soon as July 19, 2018, which will allow you to continue your many years of service to the company after your impending resignation from the board of directors. The term shall end upon notice by either you or the Company.

In conjunction with your acceptance of this offer, we are pleased to provide you a grant of options and restricted stock described below for your services as an Advisor.

Subject to the approval by the Company’s Board of Directors, you will be granted 220,000 shares of Company restricted stock, which shall vest fully on the second anniversary of the date of grant. Further, subject to the approval by the Company’s Board of Directors, you will be granted an option to purchase 220,000 shares of Company common stock under the Company’s Arch Therapeutics, Inc. 2013 Stock Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of our common stock on date of grant of such option. Your option will vest in equal installments over the next twelve (12) monthly anniversaries of the Vesting Commencement Date, and it shall be subject to the terms and conditions of the Plan and the standard form of stock option agreement for option grants made under the Plan.

Customary expenses related to travel that you are asked to do on behalf of the company shall be reimbursed.

The terms of this offer letter do not and are not intended to create either an express and/or implied contract of employment with the Company or any obligation to provide you additional compensation.

Upon accepting the terms of this offer, please sign and date below, and return this offer letter to me. This offer will remain valid for two weeks, but please contact us if you need more time to make a decision. We hope you will join us.

Very truly yours,

/s/ Terrence W. Norchi, MD
Terrence W. Norchi, MD
President and CEO
Arch Therapeutics, Inc.

AGREED AND ACCEPTED BY (“You”):

/s/ Avtar Dhillon, MD
You: Avtar Dhillon, MD
Date: July 19, 2018

EXHIBIT A

Ownership Of Intellectual Property

1.	You shall, and hereby do, assign to Company as its sole and exclusive property all discoveries, designs, developments, improvements, inventions, works of authorship, trade secrets, know-how, ideas, trademarks, service marks, trade names, plans, reports, specifications, algorithms, drawings, schematics, prototypes, models, and all other information and items, if any, conceived, developed or reduced to practice during and arising from your role as Advisor (“New Developments”). To the extent any of the rights, title and interest in and to New Developments cannot be assigned by you to Company, you hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to New Developments can neither be assigned nor licensed by you to Company, you hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s assigns or successors in interest.

2.	New Developments shall not include and the assignment obligations shall not apply to (i) discoveries, designs, developments, improvements, inventions, works of authorship, trade secrets, know-how, ideas, trademarks, service marks, trade names, plans, reports, specifications, algorithms, drawings, schematics, prototypes, models, and other information and items that were conceived, developed or reduced to practice by or for you (alone or with others) prior to commencement of the Services (“Background Technology”), or (ii) any software, materials or other technology that is owned or controlled by a third party and licensed to you (“Third Party Technology”).